Exhibit 10.2

Mirant Corporation Restricted Stock Unit Award Agreement EC Nov 2006 LTI

Date

First MI LastName
Address Line1
Address Line2
City, State ZipCode

Dear FirstName:

Congratulations on your award of Mirant Corporation restricted stock units (the “Restricted Stock Units” or “RSUs”). This Agreement, including the terms and conditions set forth below, and the Mirant Corporation 2005 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) under which the Restricted Stock Units are granted together govern your rights and set forth all of the conditions and limitations affecting such rights.

Terms used in this Agreement that are defined in the Omnibus Plan will have the meanings ascribed to them in such document. If there is any inconsistency between the terms of this Agreement and the terms of the Omnibus Plan, the terms contained in the Omnibus Plan will supersede and replace the conflicting terms of this Agreement.

The Restricted Stock Units represent the right to receive an equal number of shares of Mirant Corporation common stock to be issued at a future date. This Agreement creates no ownership rights in shares of Mirant Corporation common stock until such time as actual shares are delivered in settlement of the Restricted Stock Units.

1.              Terms. Pursuant to the terms and conditions of the Omnibus Plan and this Agreement, you have been granted Restricted Stock Units as outlined below:

Grant Date:	November 13, 2006

Number of Restricted Stock Units Awarded:	XX,000

Grant Date Value of each RSU:	One share of Mirant Corporation common stock

2.              Vesting. The Restricted Stock Units will vest and become non-forfeitable on June 30, 2008 (or such earlier date pursuant to Section 4 below) if the Company, by December 31, 2007, (i) has achieved an established threshold value from the sales of its Philippines and Caribbean businesses and its six U.S. gas-fired assets and (ii) has completed the sale of its Philippines business and received 65% of the threshold values of the Caribbean business and the six U.S. gas-fired assets.

3.              Forfeiture. In the event your employment with the Company terminates under circumstances other than those described in paragraph 4 below, including by reason of retirement, voluntary termination or involuntary termination for cause, prior to the vesting date, you shall forfeit all of his interest in the Award as of the termination date and the Restricted Stock Units awarded hereby will be cancelled.

4.              Change in Employment Status Due to Death, Disability or Involuntary Termination Without Cause. In the event of a termination of your employment with the Company by reason of death, Disability or involuntary termination without cause, your Restricted Stock Units will vest as follows:

•                  If your employment with the Company terminates by reason of death or Disability, then the Restricted Stock Units that vest on June 30, 2008 will be calculated pro rata based on the number of months worked during the performance period of November 13, 2006 through December 31, 2007; and

•                  If your employment with the Company terminates by reason of involuntary termination without cause; your award will vest upon termination; provided however that you must sign a severance waiver in a form prescribed by the Company.

For purposes of this Agreement, “Disability” shall have the same meaning as under the Company’s governing long-term disability plan or, if no such plan exists, Disability shall be determined in the discretion of the Compensation Committee.

5.              Book Entry Account. Within a reasonable time after the date of this Agreement, the Company shall instruct its transfer agent or stock plan administrator to establish a book entry account representing the Restricted Stock Units in your name effective as of the grant date, provided that the Company shall retain control of such account until the Restricted Stock Units have been allocated and become vested in accordance with this Award and shares of Common Stock have been issued in settlement of the Restricted Stock Units.

6.              Distribution of Shares. Consistent with the provisions of Section 4 of this Agreement and except as provided in the following sentence, upon the earliest of (i) the day following your termination of employment with the Company by reason of your involuntary termination without cause, (ii) the occurrence of a Change of Control (provided that the Change of Control qualifies as a change in control event as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations and guidance thereunder, and (iii) June 30, 2008, you shall receive one share of the Company’s common stock in satisfaction of each vested Restricted Stock Unit credited to your account under Section 5 above. Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code and the applicable regulations and guidance thereunder, any distribution of shares of common stock under this Agreement shall be delayed to the first day after the six-month anniversary of your separation from service, as defined in Section 409A of the Code and the applicable regulations and guidance thereunder.

7.              Stockholder Rights; Dividend Equivalents. The Restricted Stock Units do not confer to you any rights of a stockholder of the Company unless and until shares of common stock are in fact issued to such person in connection with the Restricted Stock Units. However, if and when dividends or other distributions are paid with respect to the common stock while the Restricted Stock Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of common stock then underlying the Restricted Stock Units shall be converted into additional Restricted Stock Units based on the fair market value of the common stock as of the date such dividends or distributions were payable, and such additional Restricted Stock Units shall be credited to your account under Section 5 hereof and shall be subject to the same transfer restrictions and conversion provisions as apply to the Restricted Stock Units with respect to which they relate.

8.              Withholding. You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction), which the Company is required to withhold at any time with respect to the Restricted Stock Units. Such payment shall be made in full, at your election, in cash or check, by withholding from your next normal payroll check, or by the tender of shares of common stock previously owned by you. Shares tendered as payment of required withholding shall be valued at the closing price per share of common stock on the date such withholding obligation arises. Without limiting the foregoing, you may elect that any such withholding requirement be satisfied, in whole or in part, by having the Company withhold from the Restricted Stock Units upon settlement a number of shares of common stock having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

9.              Transferability. The Restricted Stock Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Any attempted transfer of the Restricted Stock Units prohibited by this Section 9 shall be null and void.

10.       Adjustments. In the event that the outstanding shares of common stock are subject to a stock split or changed into or exchanged for a different number or kind of shares or other securities of the Company or other corporation by reason of a merger, consolidation, reorganization, recapitalization, reclassification, combination of shares or a dividend payable in capital stock, or a similar corporate structural change, then your rights shall be appropriately adjusted as to the number of shares of common stock subject to this Restricted Stock Unit Award. The granting of the Restricted Stock Units pursuant to this Agreement shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets

11.       Change in Control. In the event of a Change in Control (as defined in the Omnibus Plan), the award will vest at the date of the Change of Control. If on such date, the security is not tradeable then the acquiring company will replace with equivalent value of shares.

12.       Notice. Any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or hand-delivered. Notice to the Company shall be addressed to the Company’s Senior Vice President — Administration at the Company’s North American headquarters at 1155 Perimeter Center West, Atlanta, Georgia 30338. Notice to you shall be addressed to you at your most recent home address on record with the Company. Notices are effective upon receipt.

13.       Covenants. Without the prior written consent of the Company, which may be granted or withheld in the Company’s sole and absolute discretion, during the term of your employment with the Company, and for a period of twelve (12) calendar months thereafter, you hereby agree that you will not, directly or indirectly:

(i)                                    Disclosure of Information. Use, attempt to use, disclose, or otherwise make known to any Person (other than in the course of employment with the Company or any Subsidiaries or Affiliate thereof) any knowledge or information of a confidential or proprietary nature (including all unpublished matters) relating to, without limitation, the business, strategy, plans, properties, accounting, books and records, trade secrets, or memoranda of the Company or its Affiliates.

(ii)                                Employment. Whether for your own account or for the account of any other Person, employ or retain or arrange to have any other Person employ or retain or otherwise participate in the employment or retention of any individual who is an employee or consultant of the Company or any of its Subsidiaries.

(iii)                            Critical Statements. Publish or make any public or widely disseminated statement critical of the Company or any Subsidiaries or Affiliate thereof or any officer, director, or employee of the foregoing or in any way maligning the business or reputation of any of the foregoing Persons.

By virtue of accepting payment of vested amounts under this Agreement, you certify you are in compliance with the provisions of this Section 13. In the event you fail to comply with the provisions of this Section 13 prior to, or during the six months after, any payment pursuant to this Agreement, such payment may be rescinded within two (2) years thereafter. In the event of any such rescission, you will pay to the Company the amount of any gain realized or payment received as a result of the rescinded payment, in such manner and on such terms and conditions as may be required, and the Company will be entitled to set-off against the amount of any such gain any amount owed to you by the Company.

14.  Miscellaneous.

(a)           Limitation of Rights. This Agreement shall not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its subsidiary or interfere in any way with the right of the Company or any such subsidiary to terminate your services at any time, or your right to terminate your services at any time.

(b)           Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(c)           Controlling Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

Please acknowledge your agreement to abide by all of the governing terms and provisions of this Agreement by signing the following representation and returning it to Corporate Compensation-Atlanta. You may not receive a payment under this Agreement until you have signed below.

Agreement to Participate

By signing a copy of this Agreement and returning it to Corporate Compensation-Atlanta, I acknowledge that I have read this Agreement, and upon request I have received a copy of the Omnibus Plan (also available on the Company’s intranet), and fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to benefit from this award.

Edward R. Muller
Employee-Participant Signature	Chairman and Chief Executive Officer
Mirant Corporation
Employee-Participant Name (Printed)

Date of Signature

SSN or Employee ID#